Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Tredegar Corporation on Form S-3 (File No. 33-57268) and on Forms S-8 (File No. 33-31047, File No. 33-50276, File No. 33-64647, File No. 333-12985, File No.
333-63487 and File No. 333-88177) of our report dated January 18, 2001, on our audits of the consolidated financial statements of Tredegar Corporation and subsidiaries as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, which report is included in the Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Richmond, Virginia
February 27, 2001